Exhibit 10.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND AMONG

REIT MANAGEMENT & RESEARCH LLC,

REIT MANAGEMENT & RESEARCH TRUST,

REIT MANAGEMENT & RESEARCH INC.

AND

SENIOR HOUSING PROPERTIES TRUST

Dated as of June 5, 2015

TRANSACTION AGREEMENT

This Transaction Agreement (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of June 5, 2015, by and among (i) Reit Management & Research LLC, a Maryland limited liability company (“LLC”), (ii) Reit Management & Research Trust, a Massachusetts business trust (“TRUST”), (iii) Reit Management & Research Inc., a Maryland corporation (“INC,” and together with LLC and TRUST, the “RMR Parties”), and (iv) Senior Housing Properties Trust, a Maryland real estate investment trust (“REIT”).  The RMR Parties and REIT are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties desire to effect the Transactions (as defined below) on the terms and conditions set forth herein; and

WHEREAS, the amendment and restatement of REIT’s business management agreement and property management agreement with LLC contemplated by this Agreement is a condition of and material inducement to each RMR Party’s agreement to effect the Transactions on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Business Day” means a day, other than Saturday, Sunday or other day on which banks located in Boston, Massachusetts or Baltimore, Maryland are authorized or required by Law to close.

“Class A Common Stock” means the Class A Common Stock, par value $0.001 per share, of INC.

“Class B-1 Common Stock” means the Class B-1 Common Stock, par value $0.001 per share, of INC.

“Class B-2 Common Stock” means the Class B-2 Common Stock, par value $0.001 per share, of INC.

“Closing” means the closing of the Party Transactions.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any agreement, obligation, contract, license, understanding, commitment, indenture or instrument, whether written or oral.

“Encumbrance” means any lien, pledge, charge, claim, encumbrance, equitable interest, security interest, option, mortgage, easement, right of first refusal or restriction of any kind.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Founders” means Barry M. Portnoy and Adam D. Portnoy.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Independent Director” means an “Independent Director” as such term may be defined in the Bylaws of INC.

“Law” means any law, statute, ordinance, rule, regulation, directive, code or order enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“LLC Class A Unit” means a “Class A Unit,” as such term is defined in the Operating Agreement.

“LLC Class B Unit” means a “Class B Unit,” as such term is defined in the Operating Agreement.

“Member” means a “Member” of LLC, as such term is defined in the Operating Agreement.

“Operating Agreement” means the Operating Agreement of LLC dated as of June 5, 2015.

“Other REITs” means (i) Government Properties Income Trust, a Maryland real estate investment trust, (ii) Hospitality Properties Trust, a Maryland real estate investment trust, and (iii) Select Income REIT, a Maryland real estate investment trust.

“Other REIT Distribution Shares” means the shares of Class A Common Stock that the Other REITs have agreed to distribute to their shareholders pursuant to the Other REIT Transaction Agreements.

“Other REIT Transaction Agreements” means (i) the Transaction Agreement by and among the RMR Parties and Government Properties Income Trust, (ii) the Transaction

Agreement by and among the RMR Parties and Hospitality Properties Trust and (iii) the Transaction Agreement by and among the RMR Parties and Select Income REIT, in each case, dated as of the date hereof.

“Other REIT Transactions Closings” means the closings of the transactions contemplated by the Other REIT Transaction Agreements.

“Party Transactions” means the Transactions other than the Distribution and the distribution of the Other REIT Distribution Shares.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust, a joint venture, a joint stock company or an other entity or organization.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“REIT Common Shares” means the common shares of beneficial interest of REIT, par value $.01 per share.

“Representatives” means, when used with respect to any Person, such Person’s directors, trustees, officers, employees, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and other representatives.

“RMR Advisors” means RMR Advisors LLC, a Maryland limited liability company.

“RMR Australia” means RMR Australia Asset Management Pty Ltd., a company organized under the Laws of the State of Victoria, Australia.

“RMR Entity” means each of LLC, INC, RMR Advisors, RMR Intl and RMR Australia.

“RMR Intl” means RMR Intl LLC, a Maryland limited liability company.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Taxes” means all United States federal, state, local, foreign or other income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, hotel and motel occupancy, transfer, registration, value added, alternative or add-on minimum, estimated or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

“Transactions” means the transactions contemplated by this Agreement.

“Transaction Documents” means the agreements referenced in Sections 6.1(c) through and including Section 6.1(g) and all other agreements and documents entered into in connection with the Transactions.

Section 1.2                                    Terms Defined Elsewhere in this Agreement.  Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	Section 7.5(c)(i)
Agreement	Preamble
Amended and Restated Management Agreements	Section 6.1(c)
Appellate Rules	Section 7.5(c)(vi)
Award	Section 7.5(c)(iv)
Chosen Courts	Section 7.5(b)
Closing Date	Section 2.2
Covered Liabilities	Section 5.1
Disputes	Section 7.5(c)(i)
Distribution	Section 4.3(a)
Distribution Agent	Section 4.3(a)
Distribution Shares	Section 4.3(a)
ERISA Affiliate	Section 3.1(l)
Form S-1	Section 4.1(a)
GAAP	Section 3.1(g)
INC	Preamble
INC Board	Section 4.2
INC Common Stock	Section 3.1(f)
INC’s Contribution to LLC	Section 2.1(a)(ii)
INC’s Purchase of LLC Class A Units	Section 2.1(a)(iv)
LLC	Preamble
LLC Interim Balance Sheet	Section 3.1(g)
Order	Section 6.1(a)
Party	Preamble
Plan	Section 3.1(l)
REIT	Preamble
REIT Indemnified Parties	Section 5.1
REIT Parties	Section 3.1(r)(i)
REIT’s Contribution	Section 2.1(a)(iii)
REIT’s Contribution to INC	Section 2.1(a)(iii)
RMR Group Parties	Section 3.2(h)(i)
RMR Parties	Preamble
RMR Indemnified Parties	Section 5.2
Rules	Section 7.5(c)(i)
Subject Class A Shares	Section 2.1(a)(iii)
Subject REIT Shares	Section 2.1(a)(iii)
TRUST	Preamble
TRUST’s Contribution to INC	Section 2.1(a)(i)
TRUST’s Disclosure Schedule	Section 3.1
Unaudited LLC Financial Statements	Section 3.1(g)

Section 1.3                                    Construction.  Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written,” “in writing” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (v) words of one gender shall be construed to apply to each gender; (vi) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (vii) “Articles,” “Sections,” and “Schedules” refer to Articles, Sections, and Schedules of this Agreement unless otherwise specified; (viii) “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ix) “Dollars” and “$” mean United States Dollars; and (x) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

Section 1.4                                    Other Interpretative Provisions.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  Any capitalized term used in any Schedule to this Agreement, but not otherwise defined therein, shall have the meaning as defined in this Agreement.  All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 1.5                                    Joint Drafting.  The Parties have been represented by counsel in the negotiation and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

ARTICLE II

THE CONTRIBUTIONS

Section 2.1                                    The Contributions.

(a)                                 Subject to the terms and conditions hereinafter set forth, and on the basis of, in reliance upon and in consideration for the representations, warranties, covenants, agreements and closing conditions set forth herein, the applicable Parties shall take the actions described in this Section 2.1(a) or cause such actions to take place:

(i)                                     TRUST’s Contribution to INC.  TRUST shall contribute to INC as a capital contribution $11,520,000 in cash, and in exchange INC shall issue to TRUST 1,000,000 shares of Class B-1 Common Stock (“TRUST’s Contribution to INC”).

(ii)                                  INC’s Contribution to LLC.  Immediately following TRUST’s Contribution to INC, INC shall contribute $11,520,000 in cash as a capital contribution to LLC, and in exchange LLC shall issue to INC 1,000,000 LLC Class B Units (“INC’s Contribution to LLC”).

(iii)                               REIT’s Contribution to INC.  Immediately following INC’s Contribution to LLC, REIT shall contribute $60,739,080 to INC as a capital contribution (“REIT’s Contribution”), which capital contribution shall be comprised of a number of newly-issued REIT Common Shares contributed at a price per REIT Common Share of $19.95 and, to the extent that amount of such REIT Common Shares would exceed one percent (1%) of the outstanding REIT Common Shares prior to such issuance or is otherwise limited to comply with the rules of the stock exchange on which the REIT Common Shares are listed, cash.  In exchange for REIT’s Contribution, INC shall issue to REIT 5,272,787  shares of Class A Common Stock (“Subject Class A Shares”). The REIT Common Shares contributed to INC under this Section 2.1(a)(iii) are referred to herein as the “Subject REIT Shares” and the transactions provided for in this Section 2.1(a)(iii) are referred to herein as “REIT’s Contribution to INC”.

(iv)                              INC’s Purchase of LLC Class A Units.  Immediately following REIT’s Contribution to INC, INC shall purchase from TRUST, and TRUST shall sell to INC, 5,272,787  LLC Class A Units owned by TRUST free and clear from all Encumbrances for $60,739,080 to be paid by: (1) the transfer by INC to TRUST of the Subject REIT Shares and any cash received in REIT’s Contribution to INC and (2) the issuance by INC to TRUST of 5,272,787 shares of Class B-2 Common Stock (“INC’s Purchase of LLC Class A Units”).  For United States federal (and conforming state) income Tax purposes, the Parties agree that the consideration described in Section 2.1(a)(iv)(1) has a fair market value of $60,739,080, and shall perform such income Tax reporting accordingly, except as required by Law.

(b)                                 Following the Closing and the Other REIT Transactions Closings, the capital structure and ownership of LLC shall be as set forth in Schedule I attached hereto and the capital structure and ownership of INC shall be as set forth in Schedule II attached hereto.  For the avoidance of doubt, the contributions contemplated by Section 2.1(a)(i) and Section 2.1(a)(ii) are the exact same contributions contemplated by the comparable sections of the Other REIT Transaction Agreements.

Section 2.2                                    The Closing.  Unless otherwise mutually agreed in writing among the Parties, the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 500 Boylston Street, Boston, Massachusetts 02116, or at such other place or through such other means as such Parties may agree, simultaneously with the execution and delivery of this Agreement, the execution and delivery of the Other REIT Transaction Agreements by the parties thereto and the Other REIT Transactions Closings so long as the conditions precedent set forth in Article VI have been previously satisfied or waived in writing (other than conditions with respect to actions the respective Parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions) (the “Closing Date”).

Section 2.3                                    Closing Deliverables.  At the Closing:

(a)                                 TRUST’s Contribution to INC.

(i)                                     TRUST shall deliver to INC $11,520,000 in immediately available funds by wire transfer to one or more bank accounts designated by INC; and

(ii)                                  INC shall deliver, or cause to be delivered, to TRUST either (A) a stock certificate or certificates evidencing the issuance to TRUST of 1,000,000 shares of Class B-1 Common Stock, or (B) evidence in a form reasonably satisfactory to TRUST that an account for TRUST has been created on, and the issuance to TRUST of 1,000,000 shares of Class B-1 Common Stock has been credited to such account in, the book entry transfer system maintained by INC or its transfer agent, as requested by TRUST.

(b)                                 INC’s Contribution to LLC.

(i)                                     INC shall deliver to LLC $11,520,000 in immediately available funds by wire transfer to one or more bank accounts designated by LLC; and

(ii)                                  LLC shall deliver, or cause to be delivered, to INC a Schedule of Members to the Operating Agreement reflecting the admittance of INC as Managing Member and the issuance to INC of 1,000,000 LLC Class B Units.

(c)                                  REIT’s Contribution to INC.

(i)                                     INC shall deliver, or cause to be delivered, to REIT either (A) a stock certificate or certificates evidencing the issuance to REIT of 5,272,787  shares of Class A Common Stock or (B) evidence in a form reasonably satisfactory to REIT that an account for REIT has been created on, and the issuance to REIT of 5,272,787  shares of Class A Common Stock has been credited to such account in, the book entry transfer system maintained by INC or its transfer agent, as requested by REIT.

(ii)                                  REIT shall deliver, or cause to be delivered, to INC (A) either (1) a share certificate or certificates evidencing the issuance to INC of the Subject REIT Shares, or (2) evidence in a form reasonably satisfactory to INC that an account for INC has been created on, and the issuance to INC of the Subject REIT Shares has been credited to such account in, the book entry transfer system maintained by REIT or its transfer agent, as requested by INC and (B) any cash portion of REIT’s Contribution in immediately available funds by wire transfer to one or more bank accounts designated by INC.

(d)                                 INC’s Purchase of LLC Class A Units.

(i)                                     LLC shall deliver to INC a Schedule of Members to the Operating Agreement reflecting the admittance of INC as Member and owner of 5,272,787  LLC Class A Units; and

(ii)                                  INC shall (A) deliver, or cause to be delivered, to TRUST a stock power for the Subject REIT Shares, in customary form, (B) either (1) deliver to TRUST a share certificate or certificates evidencing the issuance to TRUST of the Subject REIT Shares or (2) deliver, or cause to be delivered, to REIT or its transfer agent a letter of direction directing REIT or its transfer agent to create an account for TRUST on, and credit the Subject REIT Shares in such account in, the book entry transfer system maintained by REIT’s transfer agent, as requested by TRUST, and (C) deliver, or cause to be delivered, to TRUST any cash portion of REIT’s Contribution in immediately available funds by wire transfer to one or more bank accounts designated by TRUST and (D) deliver, or cause to be delivered, to TRUST either (1) a stock certificate or certificates evidencing the issuance to TRUST of 5,272,787  shares of Class B-2 Common Stock or (2) evidence in a form reasonably satisfactory to TRUST that an account for TRUST has been created on, and the issuance to TRUST of 5,272,787  shares of Class B-2 Common Stock has been credited to such account in, the book entry transfer system maintained by INC or its transfer agent, as requested by TRUST.

(e)                                  Other Transaction Documents.  Each Party shall deliver to the applicable parties one or more executed signature pages to each Transaction Document to which it is a party, as such applicable parties may request.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1                                    Representations and Warranties of TRUST.  TRUST hereby represents and warrants to REIT, subject to the exceptions set forth in the disclosure schedule prepared by TRUST and delivered to REIT concurrently with the execution and delivery of this Agreement (“TRUST’s Disclosure Schedule”), that as of the date hereof as follows:

(a)                                 Organization.  TRUST and each RMR Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation, as applicable.

(b)                                 Due Authorization.  The execution, delivery and performance by each RMR Party of this Agreement and each Transaction Document to which it is a party have been duly authorized by all necessary action.

(c)                                  Authority; Validity of Agreement.  Each RMR Party has the requisite power, authority and legal right to execute and deliver this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby, as the case may be.  This Agreement and each Transaction Document to which an RMR Party is a party have been duly executed and delivered by such RMR Party and constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally.

(d)                                 No Conflicts.  The execution, delivery and performance by each RMR Party of this Agreement and the Transaction Documents to which it is a party, the consummation by such RMR Party of the transactions contemplated hereby or thereby and the compliance by such RMR Party with the terms and provisions hereof or thereof, will not, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of such RMR Party, (ii) constitute a violation by TRUST or any RMR Entity of any existing requirement of Law applicable to it or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on its ability to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.

(e)                                  Litigation.  There are no Proceedings pending or, to TRUST’s knowledge, threatened, against TRUST or any RMR Entity which, individually or in the aggregate, if determined adversely to it, would reasonably be expected to materially and adversely affect the ability of any RMR Party to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(f)                                   INC Capitalization.  The authorized capital stock of INC consists of (i) 31,000,000 shares of Class A Common Stock, (ii) 1,000,000 shares of Class B-1 Common Stock and (iii) 15,000,000 shares of Class B-2 Common Stock (collectively, “INC Common Stock”).  No shares of INC Common Stock are issued or outstanding.  When issued pursuant to the terms of this Agreement and receipt of payment therefor, all of the issued and outstanding shares of INC Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

(g)                                  LLC Financial Statements.  LLC has provided to REIT copies of: (i) the audited consolidated balance sheets of LLC, as historically presented, which excludes RMR Australia and RMR Advisors, as at September 30, 2014, September 30, 2013, September 30, 2012, September 30, 2011 and September 30, 2010 and the audited consolidated statements of income, changes in members’ equity and cash flow for the fiscal years ended September 30, 2014, September 30, 2013, September 30, 2012, September 30, 2011 and September 30, 2010, together with the report thereon of Ernst & Young LLP, independent certified public accountants and the notes thereto; (ii) the unaudited consolidated statements of income of LLC for the fiscal years ended September 30, 2014, September 30, 2013, September 30, 2012, September 30, 2011 and September 30, 2010;  (iii) the unaudited consolidated statements of income of RMR Advisors for the fiscal years ended September 30, 2014, September 30, 2013, September 30, 2012, September 30, 2011 and September 30, 2010; (iv) the unaudited consolidated statements of income of RMR Australia for the fiscal years ended September 30, 2014 and September 30, 2013; (v) the unaudited consolidated balance sheet of LLC as at March 31, 2015 and the related unaudited consolidated statements of income for the six months ended March 31, 2015 and March 31, 2014 ((ii) through (v), collectively, the “Unaudited LLC Financial Statements”); and (vi) the unaudited consolidated balance sheet of LLC as at April 30, 2015 giving effect to certain transactions which occurred subsequent to the date of the audited and unaudited financial statements in (i) through (vi) (the “LLC Interim Balance Sheet”).  Such financial statements (i)

have been prepared from, are in accordance with, and accurately reflect the books and records of LLC and its subsidiaries in all material respects, (ii) have been prepared in accordance with U.S. generally accepted accounting principles as in effect from time to time (“GAAP”) applied on a consistent basis during the periods involved, except as may be indicated in the notes thereto or, in the case of the Unaudited LLC Financial Statements and the LLC Interim Balance Sheet, for year-end audit adjustments (which are not material in amount) and (iii) fairly present, in all material respects, the consolidated financial position of LLC and its subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated members’ equity and their consolidated cash flows for the respective periods indicated, subject, in the case of the Unaudited LLC Financial Statements and the LLC Interim Balance Sheet, to year-end audit adjustments (which are not material in amount).

(h)                                 Undisclosed Liabilities.  Except (i) as reflected or reserved against in the LLC Interim Balance Sheet, (ii) for liabilities and obligations incurred since the date of the LLC Interim Balance Sheet in the ordinary course of business consistent with past practice (none of which have had, or could reasonably be expected to have, a material adverse effect on LLC) and (iii) for liabilities and obligations expressly contemplated by or under this Agreement, the Other REIT Transaction Agreements or any Transaction Document, none of LLC, its subsidiaries or INC have any material liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) that would be required by GAAP to be reflected on a consolidated balance sheet of LLC and its subsidiaries or in the notes thereto.

(i)                                     LLC Capitalization and Ownership of LLC Class A Units and LLC Class B Units.  The membership interest of LLC consists of 30,000,000 LLC Class A Units and 1,000,000 LLC Class B Units.  TRUST owns beneficially and of record all of the issued and outstanding LLC Class A Units, free and clear from all Encumbrances.  Upon completion of INC’s Purchase of LLC Class A Units and INC’s Contribution to LLC, INC will own 15,000,000 Class A Units and all of the LLC Class B Units, free and clear from all Encumbrances.

(j)                                    RMR Advisors, RMR Intl and RMR Australia Capitalization.  LLC owns beneficially and of record all of the issued and outstanding membership interests of RMR Advisors, free and clear from all Encumbrances.  LLC owns beneficially and of record all of the issued and outstanding membership interests of RMR Intl, free and clear from all Encumbrances.  RMR Intl owns beneficially and of record all of the issued and outstanding capital stock of RMR Australia, free and clear from all Encumbrances.

(k)                                 Compliance with Law.  Each RMR Entity is, and has been at all times since June 1, 2010, in compliance in all material respects with all material Laws applicable to the conduct of its respective business, and holds, and has held since June 1, 2010, all material permits, registrations, authorizations, or licenses from Governmental Entities with jurisdiction over such RMR Entity, necessary for the conduct of its business as from time to time conducted.

(l)                                     ERISA.  Except for such instances as would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on LLC, (i) each employee benefit plan, within the meaning of Section 3(3) of ERISA, for which LLC or any organization that is, or has in the five years prior to the Closing been, treated as a single employer with LLC under Sections 414(b), (c), (m) or (o) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA (each, an “ERISA Affiliate”) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code; (ii) no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan (excluding transactions effected pursuant to a statutory or administrative exemption); (iii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, all required contributions have been made and there is no accumulated funding deficiency, whether or not waived; (iv) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur; and (v) neither LLC nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation, in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA).

(m)                             Taxes.  Each RMR Entity (i) has timely filed or caused to be timely filed or will timely file or cause to be timely filed (taking into account any extension of time to file granted or obtained) with the appropriate Governmental Entity all material Tax returns required to be filed by or with respect to it, and all such filed Tax returns are true, correct and complete in all material respects and were prepared in material compliance with all applicable Laws and (ii) has timely paid or will timely pay all amounts of material Taxes due and payable by or with respect to it (whether or not shown on any Tax return) except to the extent that such Taxes are being contested in good faith and for which it has set aside adequate reserves in accordance with GAAP.  All amounts of material Taxes and other amounts required to have been withheld by or with respect to each RMR Entity have been or will be timely withheld and timely remitted to the applicable Governmental Entity, and each RMR Entity has materially complied with all information reporting requirements and has properly completed and timely filed all material Tax returns and other forms with respect thereto that are required to be filed.

(n)                                 Material Contracts.  Other than the Transaction Documents, the Contracts listed in Section 3.1(n) of TRUST’s Disclosure Schedule and any agreements terminable by LLC on thirty (30) days or less notice, LLC has no material Contracts.

(o)                                 Title to Assets.  Each of LLC, RMR Advisors, RMR Intl and RMR Australia has good and marketable title to, or a valid leasehold interest in, or other valid right to use, every material property and asset, including intellectual property, used by it in the conduct of its respective business.

(p)                                 Certain Business Practices.  TRUST and each RMR Entity and, to TRUST’s knowledge, each of their respective trustees, directors, officers, employees or agents and each other Person acting on behalf of any of them, has complied and is in compliance, in all material respects, with all applicable requirements under (i) the Foreign Corrupt Practices Act of 1977, (ii) all other international anti-bribery conventions and (iii) all other applicable Laws relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, Laws requiring the disclosure of agency relationships or commissions and anti-corruption rules of any international financial institutions with which any of them do business.

(q)                                 Sophistication of Parties.  Each RMR Party has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of its entering into this Agreement and the Transaction Documents to which it is a party and consummating the Transactions and the transactions contemplated by the Other REIT Transaction Agreements.

(r)                                    Information.

(i)                                     Each RMR Party has adequate information concerning the business and financial condition of REIT to make an informed decision regarding the Transactions and has independently and without reliance upon any REIT Party (as defined below) made its own analysis and decision to accept the Subject REIT Shares in consideration for the Subject Class A Shares and the other Transactions.  Each of INC and TRUST has relied solely on its own independent investigation in valuing the Subject REIT Shares and determining to proceed with this Agreement, the Transaction Documents to which it is a party and the Transactions.  It has not relied on any assertions made by REIT or any Person representing or acting on behalf of REIT (collectively, the “REIT Parties”) regarding REIT, the Subject REIT Shares or the valuation thereof.  It has previously undertaken such independent investigation of REIT as in its judgment is appropriate to make an informed decision with respect to the Transactions and has made its own decision to consummate (or cause INC and LLC to consummate) the Transactions based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary; and

(ii)                                  The RMR Parties understand and acknowledge that, except as expressly otherwise set forth in Section 3.2, REIT makes no representation or warranty to it, express or implied, with respect to REIT, the Subject REIT Shares, the Transactions or the accuracy, completeness or adequacy of any publicly available information regarding REIT or its subsidiaries, nor shall any of the REIT Parties be liable for any loss or damages of any kind resulting from the use of any information (other than any liability of REIT solely as a result of a material untruth or material inaccuracy of a representation or warranty of REIT set forth in Section 3.2) supplied to the RMR Parties.

(s)                                   Investment Purpose.  TRUST is acquiring the Subject REIT Shares for its own account and the account of its beneficiaries for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and it will not transfer, or offer to transfer, all or any portion of the Subject REIT Shares in any manner that would violate or cause any of the RMR Parties to violate the Securities Act or any securities Laws of the several states.

Section 3.2                                    Representations and Warranties of REIT.  REIT hereby represents and warrants to the RMR Parties, subject to the exceptions set forth in the disclosure schedule prepared by REIT and delivered to the RMR Parties concurrently with the execution and delivery of this Agreement, that as of the date hereof as follows:

(a)                                 Organization.  REIT is duly organized, validly existing and in good standing under the Laws of the State of Maryland.

(b)                                 Due Authorization.  The execution, delivery and performance by REIT of this Agreement and of each Transaction Document to which it is a party have been duly authorized by all necessary action, including the authorization by the Compensation Committee of REIT of the execution, delivery and performance by REIT of the Amended and Restated Management Agreements.

(c)                                  Authority; Validity of Agreement.  REIT has the requisite power, authority and legal right to execute and deliver this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby, as the case may be.  This Agreement and each Transaction Document to which it is a party have been duly executed and delivered by REIT and constitute the legal, valid and binding obligations of REIT, enforceable against REIT in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally.

(d)                                 No Conflicts.  The execution, delivery and performance by REIT of this Agreement and the Transaction Documents to which it is a party, the consummation by REIT of the transactions contemplated hereby or thereby and the compliance by REIT with the terms and provisions hereof or thereof, will not, directly or indirectly (with or without notice or lapse of time or both), (i) contravene or conflict with, or result in a breach or termination of, or constitute a default under (or with notice or lapse of time or both, result in the breach or termination of or constitute a default under) the organizational documents of REIT, (ii) constitute a violation by REIT of any existing requirement of Law applicable to REIT or any of its properties, rights or assets or (iii) require the consent or approval of any Person, except, in the case of clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of REIT to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.

(e)                                  Litigation.  There are no Proceedings pending or, to the knowledge of REIT, threatened, against REIT which, individually or in the aggregate, if determined adversely to REIT, would reasonably be expected to materially and adversely affect the ability of REIT to perform its obligations under this Agreement and the Transaction Documents to which it is a party.

(f)                                   Capitalization.  All of the outstanding REIT Common Shares are, and when issued pursuant to the terms of this Agreement upon receipt of payment therefor, the Subject REIT Shares will be, duly authorized, validly issued, fully paid and non-assessable.

(g)                                  Sophistication of Parties.  REIT has such knowledge, sophistication and experience in financial and business matters that REIT is capable of evaluating the merits and risks of its entering into this Agreement and the Transaction Documents to which it is a party and consummating the Transactions.

(h)                                 Information.

(i)                                     REIT has adequate information concerning the business and financial condition of the RMR Entities to make an informed decision regarding the Transactions and has independently and without reliance upon any RMR Group Party (as defined below) made its own analysis and decision to accept the Subject Class A Shares in exchange for the Subject REIT Shares and the other Transactions.  REIT has relied solely on its own independent investigation in valuing the Subject Class A Shares and determining to proceed with this Agreement, the Transaction Documents to which it is a party and the Transactions.  REIT has not relied on any assertions made by TRUST or any RMR Entity or any Founder or any Person representing or acting on behalf of TRUST, any RMR Entity or any Founder (collectively, the “RMR Group Parties”) regarding the RMR Entities, the Subject Class A Shares or the valuation thereof.  REIT has previously undertaken such independent investigation of the RMR Entities as in its judgment is appropriate to make an informed decision with respect to the Transactions and has made its own decision to consummate the Transactions based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary; and

(ii)                                  REIT understands and acknowledges that, except as expressly otherwise set forth in Section 3.1, the RMR Group Parties do not make any representation or warranty to it, express or implied, with respect to the RMR Parties, the Subject Class A Shares, the Transactions or the accuracy, completeness or adequacy of any publicly available information regarding the RMR Parties or their subsidiaries, nor shall any of the RMR Group Parties be liable for any loss or damages of any kind resulting from the use of any information (other than any liability of the RMR Group Parties solely as a result of a material untruth or material inaccuracy of a representation or warranty of such parties set forth in Section 3.1) supplied to REIT.

(i)                                     Investment Purpose.  Except as provided in Section 4.3, REIT is acquiring the Subject Class A Shares for REIT’s own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not transfer, or offer to transfer, all or any portion of the Subject Class A Shares in any manner that would violate or cause INC to violate the Securities Act or any securities Laws of the several states.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1                                    Registration Statement on Form S-1.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, INC shall prepare (with the REIT’s reasonable cooperation) and cause to be filed with the SEC, a Registration Statement on Form S-1, including all exhibits and financial statements required under the Securities Act to be filed therewith (the “Form S-1”), in connection with the registration under the Securities Act of the Distribution Shares and the Other REIT Distribution Shares.  INC shall use its reasonable best efforts to (A) have the Form S-1 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-1 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Form S-1 effective for so long as necessary to complete the Distribution.  REIT shall furnish all information concerning itself and its subsidiaries to INC and provide such other assistance as may be reasonably requested by INC in connection with the preparation, filing and distribution of the Form S-1 and related prospectus.  Each of INC and REIT shall provide to its and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith.  The Form S-1 shall include all information reasonably requested by INC and REIT to be included therein.  INC shall promptly notify REIT upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-1, and shall, as promptly as practicable after receipt thereof, provide REIT with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-1 received from the SEC and advise REIT of any oral comments with respect to the Form S-1 received from the SEC.  INC shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-1.  Notwithstanding the foregoing, prior to filing the Form S-1 (or any amendment or supplement thereto) or responding to any comments from the SEC with respect thereto, INC shall cooperate with REIT and provide REIT a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).  INC shall advise REIT, promptly after it receives notice thereof, of the time of effectiveness of the Form S-1, the issuance of any stop order relating thereto or the suspension of the qualification of the Distribution Shares for offering or sale in any jurisdiction, and INC and REIT shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  INC shall also take any other action reasonably required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the distribution of the Distribution Shares, and REIT shall furnish all information concerning itself and the holders of the REIT Common Shares as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to effective date of the Distribution, any information relating to INC, REIT or any Other REIT should be discovered by INC or REIT which, in the reasonable judgment of INC or REIT, should be set forth in an amendment of, or a supplement to, the Form S-1, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and INC and REIT shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-1 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the shareholders of REIT.  For purposes of this Section 4.1, any information concerning or related to the RMR Parties or the Founders will be deemed to have been provided by INC, any information concerning or related to REIT or its subsidiaries will be deemed to have been provided by REIT and any information concerning or related to any Other REIT or its subsidiaries will be deemed to have been provided by such Other REIT.

(c)                                  LLC shall pay or promptly reimburse INC and REIT, as applicable, for all customary costs and expenses incident to the preparation and filing of the Form S-1 and the listing of the Class A Common Stock on a national securities exchange, including: (i) all SEC registration and filing fees; (ii) all fees and expenses to list the Class A Common Stock on a national securities exchange; (iii) fees and expenses of compliance with securities or “blue sky” Laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Distribution Shares); (iv) reasonable fees and disbursements of counsel to INC and fees and expenses for independent registered public accountants retained by INC (including the expenses or costs associated with the delivery of any consents and opinions); and (v) the fees and expenses of INC’s transfer agent and registrar.  For the avoidance of doubt, INC and LLC shall not have any obligation to pay or reimburse the fees and expenses of the Distribution Agent, REIT’s transfer agent and registrar, REIT’s counsel or the cost of printing or mailing any prospectus for the Distribution to REIT’s shareholders, all of which shall be paid by REIT.

Section 4.2                                    INC Charter, Board and Board Committees.  After the date of this Agreement and prior to the filing of the Form S-1, INC and REIT will discuss the advisability of including ownership limitations in INC’s charter comparable to those in REIT’s declaration of trust and will amend INC’s charter, if necessary.  Immediately prior to the time that the Form S-1 is declared effective under the Securities Act, (i) the Board of Directors of INC (the “INC Board”) shall be expanded to include not less than three (3) Independent Directors (the identity and qualifications of which shall have been previously approved by the independent trustees of REIT, which approval shall not be unreasonably withheld, conditioned or delayed), and (ii) the INC Board shall establish audit, compensation and nominating and governance committees thereof which comply with the Exchange Act and the listing requirements of any national securities exchange on which the Class A Common Stock has then been approved for listing.  Thereafter changes to the composition of INC Board and the committees thereof shall be made in accordance with INC’s organizational documents, as then in effect.

Section 4.3                                    Distribution.

(a)                                 As promptly as practicable following the time that the Form S-1 is declared effective under the Securities Act, REIT shall use reasonable best efforts to declare a pro rata distribution to holders of REIT Common Shares approximately half of the Subject Class A Shares received pursuant to Section 2.1(a) above (such distribution, the “Distribution,” and the shares to be distributed, the “Distribution Shares”).  REIT shall cooperate in good faith with INC and the Other REITs in choosing a distribution agent (the “Distribution Agent”) and establishing a record date and distribution date for the Distribution such that the record dates and distribution dates for the distributions of shares of Class A Common Stock to be made by REIT and by the Other REITs pursuant to the Other REIT Transaction Agreements are as close in time as practicable to each other and to the effective date of the Form S-1.

(b)                                 REIT shareholders holding a number of REIT Common Shares on the Distribution record date, which would entitle such shareholders to receive less than one whole Distribution Share in the Distribution, will receive cash in lieu of fractional shares. Fractional Distribution Shares will not be distributed in the Distribution nor credited to book-entry accounts.  The Distribution Agent shall, as soon as practicable after the Distribution date (i) determine the number of whole and fractional Distribution Shares allocable to each holder of record or beneficial owner of REIT Common Shares as of close of business on the Distribution record date, (ii) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions, in each case, at the then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (iii) distribute to each such holder, or for the benefit of each such beneficial owner, such holder or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per Distribution Share after making appropriate deductions for any amount required to be withheld for tax purposes and any brokerage fees incurred in connection with these sales of fractional shares.  None of REIT, INC or the Distribution Agent will guarantee any minimum resale price for the fractional Distribution Shares.  INC will not pay any interest on the proceeds from the sale of fractional shares.  The Distribution Agent acting on behalf of REIT will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares.

Section 4.4                                    Exchange Listing.  INC shall use its best efforts to have the issued and outstanding Class A Common Stock (including the Distribution Shares) approved for listing on a national securities exchange, as defined under the Exchange Act, on or prior to the earliest distribution date.

Section 4.5                                    Transfer Agent.  INC shall use its best efforts to provide and cause to be maintained a transfer agent and registrar (which may be the same entity) for the Distribution Shares and obtain a CUSIP number for the Class A Common Stock, in each case, no later than the effective date of the Form S-1.

ARTICLE V

INDEMNIFICATION

Section 5.1                                    Indemnification by LLC.  LLC shall indemnify and hold harmless REIT, its subsidiaries, each of their respective directors, trustees, officers and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “REIT Indemnified Parties”) from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including liabilities for all reasonable attorneys’, accountants’, and experts’ fees and expenses (collectively, “Covered Liabilities”), suffered, directly or indirectly, by any REIT Indemnified Party by reason of, or arising out of any untrue statement or alleged untrue statement of a material fact contained in the Form S-1 (or any amendment thereto), including any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact in the Form S-1 or the omission or alleged omission therefrom of a material fact necessary in order to make the statement therein in light of the circumstances under which they were made, not misleading, in each case other than any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to INC by REIT or any Other REIT for use in the Form S-1 (or any amendment thereto).

Section 5.2                                    Indemnification by REIT.  REIT shall indemnify and hold harmless LLC, TRUST, INC, each of their respective subsidiaries and each of their respective directors, trustees, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “RMR Indemnified Parties”) from and against any and all Covered Liabilities suffered, directly or indirectly, by any RMR Indemnified Party by reason of, or arising out of any untrue statement or omission or alleged untrue statement or omission made in the Form S-1 in reliance upon and in conformity with written information furnished to INC by REIT for use therein.

Section 5.3                                    Certain Limitations, Etc.  The amount of any Covered Liabilities for which indemnification is provided under this Agreement shall be net of (i) any amounts actually recovered or recoverable by the indemnified parties under insurance policies and (ii) other amounts actually recovered by the indemnified party from third parties, in the case of (i) and (ii), with respect to such Covered Liabilities.  Any indemnifying party hereunder shall be subrogated to the rights of the indemnified party upon payment in full of the amount of the relevant indemnifiable loss.  An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any indemnified party recovers an amount from a third party in respect of an indemnifiable loss for which indemnification is provided in this Agreement after the full amount of such indemnifiable loss has been paid by an indemnifying party or after an indemnifying party has made a partial payment of such indemnifiable loss and the amount received from the third party exceeds the remaining unpaid balance of such indemnifiable loss, then the indemnified party shall promptly remit to the indemnifying party the excess of (i) the sum of the amount theretofore paid by such indemnifying party in respect of such indemnifiable loss plus the amount received from the third party in respect thereof, less (ii) the full amount of such Covered Liabilities.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                    Conditions to Each Party’s Obligation to Consummate the Transactions.  The respective obligation of each Party to consummate the Party Transactions is subject to the satisfaction or waiver of the following conditions:

(a)                                 No Injunction.  No judgment, injunction, decree or other legal restraint (each, an “Order”) prohibiting the consummation of the Transactions shall have been issued by any Governmental Entity and be continuing in effect, there shall be no pending Proceeding commenced by a Governmental Entity seeking an Order that would prohibit the Transactions, and the consummation of the Transactions shall not have been prohibited or rendered illegal under any applicable Law.

(b)                                 Other REIT Transactions.  Each condition to the obligation of the parties under the Other REIT Transaction Agreements to complete the transactions thereunder shall be satisfied or waived by such parties and each party under such Other REIT Transaction Agreements shall have confirmed that it stands ready, willing and able to complete the transactions thereunder simultaneously with the Closing.

(c)                                  Management Agreements.  REIT and LLC shall have entered into an Amended and Restated Business Management Agreement and Amended and Restated Property Management Agreement with LLC, each in a form acceptable to them (together, the “Amended and Restated Management Agreements”).

(d)                                 Tax Receivable Agreement.  LLC, TRUST and INC shall have entered into a Tax Receivable Agreement, in a form acceptable to them.

(e)                                  Registration Rights and Lock-Up Agreement with Respect to Subject REIT Shares.  REIT, TRUST and the Founders shall have entered into the Registration Rights and Lock-Up Agreement in a form acceptable to them.

(f)                                   Registration Rights Agreement with Respect to Subject Class A Shares.  INC and REIT shall have entered into the INC Registration Rights Agreement in a form acceptable to them.

(g)                                  Registration Rights Agreement with respect to Subject Class A Shares Beneficially Owned by TRUST.  TRUST and INC shall have entered into the INC Registration Rights Agreement in a form acceptable to them.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                    Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be considered given if given in the manner, and be deemed given at times, as follows: (i) on the date delivered, if personally delivered; (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; or (iii) on the next Business Day after being sent by recognized overnight mail service specifying next Business Day delivery, in each case with delivery charges pre-paid and addressed to the following addresses:

(a)                                 If to any RMR Party, to:

c/o Reit Management & Research LLC
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458
Attn:  President
Facsimile:  (617) 928-1305

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
500 Boylston Street
Boston, MA 02116
Attn:  Margaret R. Cohen
Facsimile:  (617) 305-4859

Saul Ewing LLP
500 E. Pratt Street, Suite 900
Baltimore, MD 21202-3133
Attn:  Eric G. Orlinsky, Esq.
Facsimile:  (410) 332-8688

(b)                                 If to REIT, to:

Senior Housing Properties Trust
Two Newton Place
255 Washington Street
Suite 300
Newton, MA 02458
Attn:  President
Facsimile:  (617) 796-8349

with copies (which shall not constitute notice) to:

Sullivan & Worcester LLP
One Post Office Square
Boston, MA 02109
Attn:  Richard Teller
Facsimile:  (617) 338-2880

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, MD 21202
Attn:  James J. Hanks, Jr., Esq.
Facsimile:  (410) 244-7742

Section 7.2                                    Assignment; Successors; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of each other Party.  This Agreement shall bind and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  This Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

Section 7.3                                    Survival.  The representations and warranties made by the Parties herein (a) are made solely as of the date hereof and (b) shall survive the Closing until, and shall terminate on, the date that is eighteen (18) months after the Closing Date; provided, however, that the representations and warranties in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(f), Section 3.1(i), Section 3.1(j), Section 3.2(a), Section 3.2(b), Section 3.2(c), and Section 3.2(f) shall survive the Closing until, and shall terminate on, the date that is six (6) years after the Closing Date.  Each covenant and agreement made by the Parties herein that by its terms contemplates performance after Closing shall survive the Closing and remain in full force and effect in accordance with its terms.

Section 7.4                                    Prior Negotiations; Entire Agreement.  This Agreement and the Transaction Documents (including the documents and instruments referred to in this Agreement and in any Transaction Document) constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, between the Parties with respect to the subject matter of this Agreement.

Section 7.5                                    Governing Law; Venue; Arbitration.

(a)                                 Governing Law.  This Agreement and any Dispute, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of law.

(b)                                 Venue.  Each Party agrees that it shall bring any Proceeding in respect of any claim arising out of or related to this Agreement or the Transactions exclusively in the courts of the State of Maryland and the Federal courts of the United States, in each case, located in the City of Baltimore (the “Chosen Courts”).  Solely in connection with claims arising under this Agreement or the Transactions, each Party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chosen Courts, (ii) agrees not to commence any such Proceeding except in such courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Chosen Courts, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding and (v) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 7.1.  Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.  A final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.  Notwithstanding anything herein to the contrary, if a demand for arbitration of a Dispute is made pursuant to Section 7.5(c), this Section 7.5(b) shall not pre-empt resolution of the Dispute pursuant to Section 7.5(c).

(c)                                  Arbitration.

(i)                                     Any disputes, claims or controversies arising out of or relating to this Agreement, any Transaction Document or the Transactions, including any disputes, claims or controversies brought by or on behalf of a Party or any holder of equity interests (which, for purposes of this Section 7.5(c), shall mean any holder of record or any beneficial owner of equity interests, or any former holder of record or beneficial owner of equity interests) of a Party, either on his, her or its own behalf, on behalf of a Party or on behalf of any series or class of equity interests of a Party or holders of equity interests of a Party against a Party or any of their respective trustees, directors, members, officers, managers, agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, any Transaction Document or the Transactions or the governing documents of a Party, (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 7.5(c).  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of a Party and class actions by a holder of equity interests against those individuals or entities and a Party.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.  For purposes of this Section 7.5(c), the term “equity interest” shall mean, (i) in respect of INC, shares of capital stock of INC, (ii) in respect of LLC, “membership interest” in LLC as defined in the Maryland Limited Liability Companies Act and (iii) in respect of REIT and TRUST, shares of beneficial interest of REIT and TRUST, respectively.

(ii)                                  There shall be three (3) arbitrators.  If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of the demand for arbitration.  The arbitrators may be affiliated or interested persons of the parties.  If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of the demand for arbitration. The arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be.  If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date AAA provides the list to select one (1) of the three (3) arbitrators proposed by AAA.  If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by AAA to be the second (2nd) arbitrator; and, if he/they should fail to select the second (2nd) arbitrator by such time, AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator.  The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator.  If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(iii)                               The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.  There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.  For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(iv)                              In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the Laws of the State of Maryland.  Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and shall state the findings of fact and conclusions of law on which it is based.  Any monetary award shall be made and payable in Dollars free of any tax, deduction or offset.  Subject to Section 7.5(c)(vi), each party against which the Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of the Award or such other date as the Award may provide.

(v)                                 Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(vi)                              Notwithstanding any language to the contrary in this Agreement, the Award, including but not limited to any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”).  The Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired.  Appeals must be initiated within thirty (30) days of receipt of the Award by filing a notice of appeal with any AAA office.  Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.  For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 7.5(c)(v) hereof shall apply to any appeal pursuant to this Section and the appeal tribunal shall not render an award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(vii)                           Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 7.5(c)(vi), the Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by Law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(viii)                        This Section 7.5(c) is intended to benefit and be enforceable by the

Parties, the parties to the Transaction Documents and their respective holders of equity interests, trustees, directors, officers, managers, members, agents or employees and their respective successors and assigns, shall be binding upon all such parties and their respective holders of equity interests, and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

Section 7.6                                    Severability.  This Agreement and the Transaction Documents shall be interpreted in such manner as to be effective and valid under applicable Law.  If at any time subsequent to the date hereof, any provision of this Agreement or any Transaction Document is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties or the parties thereto.

Section 7.7                                    Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 7.8                                    Expenses.  Except as otherwise expressly contemplated hereby or by any Transaction Document, each Party shall bear its own reasonable expenses incurred in connection with the negotiation and execution of this Agreement and the Transaction Documents and the Closing.

Section 7.9                                    Waivers and Amendments.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.  No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.  The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at Law or in equity.

Section 7.10                             Certain Remedies.

(a)                                 Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or of any other agreement among them with respect to the Transactions were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other applicable remedies at Law or equity, the Parties shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or of any other agreement between them with respect to the Transactions and to enforce specifically the terms and provisions of this Agreement.

(b)                                 No Consequential Damages.  To the fullest extent permitted by applicable Law, the Parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other Party and its respective affiliates, members, members’ affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transactions.

Section 7.11                             Further Assurances.  At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the Transactions and to otherwise carry out the intent of the Parties hereunder.

Section 7.12                             Exculpation.  NO TRUSTEE, OFFICER, DIRECTOR, SHAREHOLDER, MEMBER, EMPLOYEE OR AGENT OF ANY PARTY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SUCH PARTY.  ALL PERSONS DEALING WITH SUCH PARTY IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SUCH PARTY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

IN WITNESS WHEREOF, the Parties have executed this Transaction Agreement as of the date first above written.

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Executive Vice President and General Counsel

REIT MANAGEMENT & RESEARCH TRUST

By:	/s/ Jennifer B. Clark
Name: Jennifer B. Clark
Title: Vice President

REIT MANAGEMENT & RESEARCH INC.

By:	/s/ Matthew P. Jordan
Name: Matthew P. Jordan
Title: Treasurer and Chief Financial Officer

SENIOR HOUSING PROPERTIES TRUST

By:	/s/ Richard A. Doyle
Name: Richard A. Doyle
Title: Treasurer and Chief Financial Officer

[Signature Page to the Transaction Agreement]

Schedule I

Capital Structure and Ownership of Reit Management & Research Inc.
Immediately After Closing and the Other REIT Transactions Closings

Name	Number of Shares	Class of Shares

Government Properties Income Trust	1,541,201	Shares of Class A Common Stock

Hospitality Properties Trust	5,019,121	Shares of Class A Common Stock

Select Income REIT	3,166,891	Shares of Class A Common Stock

Senior Housing Properties Trust	5,272,787	Shares of Class A Common Stock

Reit Management & Research Trust	1,000,000	Shares of Class B-1 Common Stock

Reit Management & Research Trust	15,000,000	Shares of Class B-2 Common Stock

Schedule II

Capital Structure and Ownership of Reit Management & Research LLC
Immediately After Closing and the Other REIT Transactions Closings

Name	Number of Shares	Class of Shares

Reit Management & Research Inc.	1,000,000	Class B Units

Reit Management & Research Inc.	15,000,000	Class A Units

Reit Management & Research Trust	15,000,000	Class A Units